Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

Event Date/Time: Nov. 02. 2010 / 9:00PM GMT

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FINAL TRANSCRIPT

Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Livek

Rentrak Corporation - CEO

David Chemerow

Rentrak Corporation - COO, CFO

CONFERENCE CALL PARTICIPANTS

Todd Mitchell

Kaufman Brothers - Analyst

Rich Tullo

Albert Fried and Company - Analyst

Hamed Khorsand

BWS Financial - Analyst

Brian Gagnon

Gagnon Securities - Analyst

Steve Andersons

Venator Capital Management - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the Second Quarter 2011 Rentrak Corporation Earnings Conference Call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be opened for questions. (Operator instructions). This conference is being recorded today, Tuesday, November 2, 2010.

I would now like to turn the conference over to Mr. Bill Livek, CEO of Rentrak. Please go ahead, sir.

Bill Livek - Rentrak Corporation - CEO

Thank you, Operator, and thank you everyone for joining us today. On the call with me is David Chemerow, our Chief Operating Officer and CFO, as well as several members of our Executive Management Team who will be participating in our question and answer session after our formal remarks.

This was a strong quarter for Rentrak and we’ve made meaningful progress against our business plan in both our Home Entertainment and our Advanced Media divisions. I will return shortly to discuss our progress in more detail, but for now I’ll turn the call over to David to review our second quarter financial results. David, please?

David Chemerow - Rentrak Corporation - COO, CFO

Thank you, Bill, and welcome, everybody. Before I begin the financial review, I’d like to remind you that during today’s call we will be making forward-looking statements that are subject to certain risks and uncertainties. Please refer to the Safe Harbor Statement contained in the Earnings Release we issued earlier this afternoon and also to the Company’s periodic filings with the SEC for a complete discussion of those risks and uncertainties that could cause actual results to materially differ from those you might perceive today.

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Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

I’d also like to remind you that we will be discussing certain non-GAAP financial results during today’s call. Please refer to our Earnings Release for a reconciliation of these non-GAAP results to the most comparable GAAP measures.

Now starting with the top line, revenues grew 13% to $24.1 million for the second quarter of fiscal 2011. During the quarter Rentrak’s revenue and profit mix continued to shift toward our AMI division, which generates significantly higher returns than our Home Entertainment business. AMI grew 65% year over year, driven by incremental sales from new and existing customers of our Essentials Suite of media measurement services.

It is important to note that although we signed several new TV customers during the quarter, particularly in our StationView Essentials business, we did not start generating associated revenue from them until October 1 when our DISH data was fully integrated into our TV measurement product.

If you exclude the revenues generated from a one-time multiyear development project we completed in the fiscal 2010 period and the revenues this year from our acquisition of EDI, AMI revenues would have grown 41% versus the reported 65%.

Starting with today’s call we are providing greater detail about each of the business within our AMI division to give investors additional information by which to track our progress. In the second quarter of fiscal 2011 our Theatrical business grew 192% which included a full quarter of revenue from EDI that was not present in the prior year period. Without the EDI revenue, our Theatrical business grew by a significant 11%.

Our Video On Demand business grew 36% year over year as the result of adding new clients and rate increases for existing clients.

Our TV Measurement business was up 159% due to the addition of new clients but excluding $1.1 million related to the multiyear development contract already mentioned. Additional information can be found in today’s Earnings Press Release and in the 10-Q which we expect to file shortly.

AMI had $8.3 million of revenue in the quarter and now accounts for 34% of our consolidated revenue compared with 24% in last year’s second quarter. AMI also now contributes 53% of our gross margin dollars compared with 43% a year ago. Gross margin in the AMI division was 71% of AMI’s revenues, approximately the same as in last year’s second fiscal quarter.

Home Entertainment revenues were $15.9 million in the second quarter of fiscal 2011, down 2.7% from last year. The Home Entertainment division exceeded our expectations as we distributed more theatrical releases this quarter versus the prior year and had a larger mix of higher margin titles. Home Entertainment’s performance is affected by the quality of titles available for rent and we had strong titles during the second quarter. We continue to believe that modeling a 5% to 10% annual decline in Home Entertainment is realistic.

Consolidated gross margin for the fiscal 2011 second quarter was higher than last year at $11 million or 46% of total revenues, versus $8.4 million or 39% of total revenues for the comparable quarter a year ago. The greater contribution from AMI powered the year over year gross margin improvement.

On the expense side, we continued to make strategic investments to drive future revenue and profit generation. As a result, consolidated operating expenses were $10.8 million for the fiscal 2011 second quarter compared with $7.9 million in the prior year second quarter. The increase reflects $500,000 in one-time expenses related to our EDI acquisition and EDI expansion as well as $1.6 million for recurring EDI operating expenses which we did not incur last year.

We expect a minimal amount of EDI acquisition-related charges in the third fiscal quarter as we complete the integration of our Box Office systems.

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Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

Operating expenses were also impacted by a $1 million increase in stock-based compensation. You’ll recall that in March we changed our executive compensation strategy to better align management’s interest with that of our shareholders. In several instances, this resulted in a significantly higher percentage of executive compensation coming in the form of Rentrak stock.

Operating income totaled $241,000 for the fiscal 2011 second quarter versus $502,000 a year ago. Excluding the one-time expense related to EDI and stock-based compensation expense of $1.7 million, operating income would have increased to $2.4 million for the fiscal 2011 second quarter from $1.7 million for the same quarter last year, which included $0.5 million in severance and related legal expense and $700,000 in stock-based compensation expense.

Net income for the fiscal 2011 second quarter totaled $408,000 or $0.04 per diluted share compared with $676,000 or $0.06 per diluted share for the same quarter last year. Excluding the items I’ve already detailed, fiscal 2011 second quarter net income would have been $2.3 million or $0.21 per diluted share versus $1.5 million or $0.14 per diluted share for the second quarter of the last fiscal year.

Adjusted EBITDA for the fiscal 2011 second quarter grew to $2.9 million from $1.7 million last year. Excluding the items in both periods, fiscal 2011second quarter adjusted EBITDA would have increased to $3.4 million from $2.2 million in the year ago quarter.

Cash provided by operating activities was strong this quarter at $2.9 million, up from $2.1 million for last year’s second fiscal quarter. For the six months ended September 30, 2010, cash provided by operating activities was $6.7 million versus $4.7 million in the first six months of last year.

During the six months of fiscal 2011 we incurred capital expenses of $2 million, the majority of which was for internally developed software related to our Essentials Suite of services. We expect capital expenses of roughly $5 million for all of fiscal 2011, including about $3.8 million in internally developed software costs as we expand our Essentials business and complete the integration of EDI. The remaining capital expenditures this fiscal year will be primarily for computer equipment.

Cash, cash equivalents and marketable securities grew to $27.1 million from $19.9 million at the end of the 2010 fiscal year. The Company recorded a tax provision of $66,000 for the second quarter of fiscal 2011 compared with $32,000 for last year’s second fiscal quarter. The change in tax was primarily due to the tax impact of income generated in foreign jurisdictions.

I am not going to recap our six month results in this call, but you can find additional information in the tables attached to the Press Release we issued at the Market close today.

Before turning the call back to Bill, I’d like to reiterate some of our long-term business metrics to insure that everyone is on the same page. As I said earlier, we anticipate that our Home Entertainment business will decline approximately 5% to 10% per year with gross margins approximating 30%. Our Box Office business should grow about 5% each year after the addition of the EDI business. Our Video On Demand business should grow about 15% annually. AMI’s gross margins remain in the 70% range currently but will decline to the 50% to 60% range over time as our multi-screen business continues to grow.

Now we’ll turn things back to Bill for a review of our operational successes during the quarter. Bill?

Bill Livek - Rentrak Corporation - CEO

Thank you, David. I’ll start our discussion with Rentrak’s Box Office business which continues to make progress on its number one priority, and that’s completing the build-out of our international platform. In addition to integrating EDI, we’re expanding our infrastructure to support local languages and local marketplace differences. In addition to our system build-out we’re continuing to identify complementary international expansion opportunities. Our sights are set on bringing our Box Office measurement capabilities to additional territories. For example, the large emerging market of Mainland China. We remain pleased with our global clients’ significant acceptance of Rentrak as the global Box Office currency.

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Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

I’ll move next to our Home Entertainment business which performed a bit better than expected this quarter due to product flow and mix, as David explained earlier. The division also continued to generate significant cash flow which allows us to internally fund our Company-wide expansion growth plans.

It’s no secret that the video rental industry is experiencing significant change. Hollywood Video is all but gone. Blockbuster, bankruptcy recently declared. At the same time consumer spending on video rentals has been quite stable for the last few years and is actually expected to grow in 2011 and beyond for the first time in more than six years. The difference, however, is the method through which these rentals are occurring.

Once the only option for renting a video, brick and mortar retail stores are anticipated to account for less than 20% of the total rental activity by 2014. The decline over the past year in the brick and mortar segment has been primarily driven by the deterioration of the big box retail chains. Now on the other hand, the independent retailers with smaller footprints, lower overhead and little or no debt have fared far better. This characterizes our customer base today and we continue to believe that as independents take a bigger share of the video brick and mortar rental market, they will co-exist with other forms of distribution. Remember that our revenue sharing business model enables independent retailers to be more competitive with other forms of distribution.

Rentrak is the clear market leader here with a 25% share in the independent brick and mortar segment last year. We believe there’s significant room for us to grow in market share over the next few years.

While the macro view is that video store consumption is declining, subscription-based kiosks and subscription-based business is climbing. We’re now tracking data from the kiosk channel. We’re squarely in the mix of these new opportunities to watch movie on other platforms, including OnDemand viewing by cable satellite or over the Internet in addition to the brick and mortar and kiosk channels.

What does this all mean for Rentrak and our shareholders? It means that our ability to measure entertainment content wherever it is being consumed, be it from a local video store, from a kiosk at the supermarket, through the mail or through your television, computer or mobile phone, Rentrak is perfectly positioned for the video rental market of today and of tomorrow.

Let’s discuss now our Video On Demand business, where Rentrak provides the industry’s currency. Video On Demand has become a viable and profitable delivery method for studios and other content creators and television networks. In fact, through the first six months of this year, 2010, consumers spent more than 1.6 billion hours watching VOD content. Let me repeat that, 1.6 billion hours. During the same period Free on Demand transactions were up 7% to more than 2.6 billion compared with last year. In addition, VOD has given television content providers additional unduplicated viewers. Some television series are showing as much as a 16% increase in households due to Video On Demand only.

It’s clear that Video On Demand has created a permanent shift in viewing habits. It’s here to stay and it’s growing significantly. Rentrak’s currency here will grow as the ad models continue to develop for VOD.

During the quarter we continued to add new VOD customers, including RightNetwork which launched in North America this summer. We also are now providing advanced measurement services for Gravitas Ventures, an aggregator of movie-on-demand content. And most recently, as we announced this morning, an OnDemand agreement with Cinetic for their FilmBuff service, which brings together the best and original content for online audiences regardless of their viewing platform.

I’d like now to announce on today’s call that we recently entered into an expanded agreement with Martha Stewart’s Living for our new Ad Essentials service. Ad Essential provides a more efficient and automated solution for tracking video on demand and the advertising performance.

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Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

Plans for launching our television VOD measurement service in Europe are progressing actually quite nicely. We’re meeting with operators and content providers in a few countries that we determined the most strategic opportunities for expansion. As you may know, through our digital download service we’re already tracking movie and TV consumption in 23 countries for certain US-based companies operating in international territories. So bringing our television VOD measurement to these markets will help us provide a more robust picture of international content delivery.

I’ll conclude my comments with a discussion of TV Essentials, which is the only service that provides a comprehensive database look at television viewing habits in all 210 television markets in the US from over 17 million TVs. We recently completed the integration of the DISH data and it is now commercially available. This allows us to combine viewership information from satellite, Telco and cable television viewership for the first time ever. We expect to have data from all the Charter markets integrated by the end of this calendar year. Last week we announced that we will be adding Midcontinent Communication’s set-top box data to our TV measurement service. Midcontinent, as many of you know, is the leading provider of cable TV in the upper Midwest with about 250,000 customers. This will further enhance our local TV service.

We are working closely with additional cable providers to commercialize their data as well within our TV service. Rentrak continues to prove that we are the source for TV database currency from all of these platforms.

We stand at approximately 55 customers for our national TV measurement product. During the quarter we added Trinity Broadcasting, Smithsonian and Olympusat and their three Hispanic networks and one faith-based network. And we will expect to sign additional networks in the months to come. We also are at approximately 55 customers for our local television service which is continuing on an impressive growth track.

Now on the call today we will be announcing eight new stations from three station groups. Those include New Vision Television with stations in Portland, Oregon, Birmingham, Alabama and Wichita, Kansas; Barrington Broadcasting which includes two stations in Traverse City, Michigan; and Nexstar Broadcasting, which includes three stations in their Rochester, New York market and one in the Washington, D.C. area. With a growing client base of stations in more than 20 station groups in nearly 30 markets, it’s clear that our measurement capabilities and our products are becoming important tools for TV stations.

Our growing client list represents more than 25% of the industry’s local station groups and we are now working enthusiastically and very focused on expanding stations within these groups and within each local market where we’ve established a beachhead. We’ll continue to roll out more television stations in the months to come.

But I’d like to put our progress into context. All of this station progress has occurred in this calendar year 2010. Needless to say, I’m pleased with our progress.

Over the coming months stay tuned for more announcements of new Video On Demand customers, Video On Demand Ad Essential customers and new national and local television customers.

As a matter for your information, we recently hosted our third annual Industry Insight Forum where we discussed the state of TV measurement in the Twenty-First Century. The theme of the meeting, “The Data Revolution,” focused on granular and stable and segmentation insights that only set-top box data intelligence can provide. Rentrak executives joined leading executives from the local and national television industry and the advertising industry to explore how this data revolution is impacting their business and how Rentrak is helping them better reach their targeted customers.

It’s widely recognized that Rentrak’s database television currency gives buyers and sellers the opportunity to find their true targets and to maximize the effectiveness of all television advertising, whether it be through regular TV, linear TV or Video On Demand.

For example, Zenith Media, one of the premier strategic media planning and buying agencies in the country, recently extended their relationship with Rentrak to include a multiyear contract for Rentrak’s TV Essential national service. You will recall that they

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Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

became the first TV Essentials customers on the agency side in March of this year. And we will continue to build a long-term strategic relationship with Zenith who is using our service as a media currency in order to change the conversation with clients to move beyond a sample-based currency.

We believe that over time more and more agencies will better understand the value of Rentrak’s database currency for enhancing their targeting capabilities. Rentrak now counts three of the top six media agencies as customers.

We have talked before about combining viewer’s product consumption preferences with our unique second-by-second viewing data and how this makes our service even more valuable to advertisers and their agencies through agreements with Simmons which we announced earlier this year, and most recently with MRI which we’re announcing on this call. We are improving the capabilities to buy advertising on the network and program level for our customers. Rentrak now is the only service to be combining both Simmons and MRI product usage information.

Last but not least, we’ve recently brought on a new Senior VP of Agency Sales in recognition of the tremendous opportunity with ad agencies. Evan Goldfarb brings to Rentrak a wealth of experience and will be responsible for helping us grow our agency client base. Most recently Evan was Vice President of Sales for a division of Merkle Marketing Services, and before that EVP of Simmons Market Research. Evan clearly understands the landscape and the value of our database currencies.

Thank you for your continued support and entrusting your investment dollars with Rentrak. We look forward to updating you in the next quarter.

With that, Operator, I’d like to turn it over to you for questions and answers. Operator, please?

QUESTIONS AND ANSWERS

Operator

Thank you, sir. We will now begin the question and answer session. (Operator instructions). And our first question is from the line of Todd Mitchell with Kaufman Brothers. Please go ahead.

Todd Mitchell - Kaufman Brothers - Analyst

Thank you for taking the question. I have a question about the TV Essentials run rate on revenue. Why is it down sequentially as reported?

David Chemerow - Rentrak Corporation - COO, CFO

Sure, Todd. The reason it’s down is we had a custom project of a couple of $100,000 in the June quarter which we did not have again this quarter. And the real sort of fundamentals beneath that is that because of the delay in integrating the DISH data set from basically early July to the end of September, we had a number of customers who were — prospective customers who were looking at taking our service but said, you know, we want to see how the DISH data looks before we do that. And that resulted in the eight announcements that Bill just made of the local StationView Essentials additions that we made at this point. We had hoped that they would have happened during the summer and in this quarter, but they’ve been delayed a couple of months. So I view it as a timing issue related to a custom project and the timing of when we got the DISH data integrated. The good news is it’s integrated, we’re off and running and we expect to continue to perform well.

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Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

Todd Mitchell - Kaufman Brothers - Analyst

Okay, thank you, that’s helpful. And also I would like to know how should we think about — when we think about the network customers and we think about the broadcast customers, we can sort of think about it as a subscription. Do we need to think about the agency business differently?

Bill Livek - Rentrak Corporation - CEO

No, I think you should also view that as a subscription business. The agency business is very important to our long-term growth plans. The agency contracts are more complicated to get because you’re bringing far more groups into the decision process. Agencies (technical difficulty) are clearly into remaking their business model and they risk dis-aggregation of the channel unless they continue to evolve. Our timing is perfect to help the ad agencies look at planning and (technical difficulty) differently as they look at integrating their advertisers’ target within the set-top box data. They can be far more important in the value chain as they continue to embrace that.

So look for more agencies in the future, but they’re complicated to get. The good news is that as we’re into the ad agency and over time we get integrated into their different business functions, we then become integrated in the true sense of the word. It’s very — it will be very important for their business functions.

Todd Mitchell - Kaufman Brothers - Analyst

And do the agency deals carry the same sort of gross margins or operating margins as the rest of the business or is there sort of a job shop customization work associated with that?

Bill Livek - Rentrak Corporation - CEO

Well, the really nice thing about all of our TV business with the exception of the very small amount of custom work that we do, is it’s all syndicated recurring research. So you can think of it as we spend money to build a database. And from that we then sell local station subscriptions, TV network subscriptions, operator subscriptions and agency subscriptions to that. So there really is no incremental cost. The nature of the deals with the agencies will vary over time, but so far the deals that we’ve struck have all been subscription deals, much as our TV station and network deals have been subscription deals.

Todd Mitchell - Kaufman Brothers - Analyst

Okay, thank you very much.

Operator

Thank you. And our next question is from the line of Rich Tullo with Albert Fried and Company. Please go ahead.

Rich Tullo - Albert Fried and Company - Analyst

Thanks for taking my question. Albert Fried and Company. What was this stock comp expense during the quarter and are we to assume that this quarter would be kind of a steady run rate level?

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Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

David Chemerow - Rentrak Corporation - COO, CFO

The stock comp expense this quarter was $1.7 million and it’s really complicated coming up with a stock comp expense for us. But something in this range or perhaps a little bit less than this amount is sort of a steady run rate. It’s somewhere in this $1.5 million plus or minus a couple of $100,000.

Rich Tullo - Albert Fried and Company - Analyst

Okay. And second question, if I may. What would have been the impact of the new clients in this quarter on a pro forma basis?

David Chemerow - Rentrak Corporation - COO, CFO

We don’t really speculate on trying to calculate out pro forma numbers, Rich.

Rich Tullo - Albert Fried and Company - Analyst

Okay, well can’t blame a guy for trying.

David Chemerow - Rentrak Corporation - COO, CFO

I don’t.

Rich Tullo - Albert Fried and Company - Analyst

And what did you say, the second station was Barrington?

Bill Livek - Rentrak Corporation - CEO

Yes, Barrington.

Rich Tullo - Albert Fried and Company - Analyst

Okay. All right, thank you very much. Congratulations on a very good quarter.

Bill Livek - Rentrak Corporation - CEO

Thanks, Rich.

David Chemerow - Rentrak Corporation - COO, CFO

Thank you, Rich.

Operator

Thank you. (Operator instructions). Our next question is from the line of Hamed Khorsand with BWS Financial. Please go ahead.

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Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

Hamed Khorsand - BWS Financial - Analyst

Hi, guys, just one question here. How much of an impact do the data you’re collecting have on the new — with the new service provider agreements. What I’m trying to get to is does the new set-top box data smooth out your data and by how much is the data clearer? What’s that incremental improvement that gives the subscribers, the networks, the reason to sign on?

Bill Livek - Rentrak Corporation - CEO

I assume you’re talking about Midcontinent there?

Hamed Khorsand - BWS Financial - Analyst

Yes.

Bill Livek - Rentrak Corporation - CEO

Yes, I think — look at this way. Look at our products as being a photograph. And as we all learned in high school science that a photograph is actually a series of dots. And the higher resolution occurs wherein there are more dots. The value of a database versus a sample, you have a lot more dots, therefore a lot more clarity. When you drill it down into local markets with Midcontinent as an example, there are the cable operator markets in Minnesota and the Dakotas. So a television station group within those markets will find it more valuable having that level of granularity. When we’re defining more value, we believe that gives us more pricing power, okay? So we have a — we have a product without them, with them with the stations we have an improved product and improved opportunity to raise pricing because there’s greater value to them. I think that’s how you have to look at additional providers.

We have a great service where we are now and we’re very confident of our ability to perform. But additional providers gives us more opportunity on the upside.

Hamed Khorsand - BWS Financial - Analyst

Okay. One quick question. On VOD you guys said there was a price increase? What was the price increase this year?

David Chemerow - Rentrak Corporation - COO, CFO

Well it’s not really a price increase this year. It’s each of the contracts that we sign typically carries price increases with it. And in addition, as I’ve mentioned with some of you, when we’ve entered our services we’ve often entered at a lesser price than we want to get with our rate card. And as a result we’ve told our customers and they agreed to it that they would step up rapidly over the next two, three, four years to get up to rate card.

We’re still in the process of stepping our VOD customers up to rate card and we plan to start that process with our TV customers over this coming year as we hit anniversary dates of renewing them at higher and higher rates. So it’s part of our process that we’ve run for quite awhile in VOD and we expect to continue to run in the TV side as well.

Hamed Khorsand - BWS Financial - Analyst

Okay, thank you.

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FINAL TRANSCRIPT

Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

David Chemerow - Rentrak Corporation - COO, CFO

Thanks, Hamed.

Operator

Thank you. And our next question is from the line of Brian Gagnon with Gagnon Securities. Please go ahead.

Brian Gagnon - Gagnon Securities - Analyst

Hi, guys, I’ve got a few questions for you. You talk about this decline in gross margins to 50% to 60%. Just ballpark it for us so we have some idea, what revenue level of AMI do you need to be at to get 60% gross margins and then 50% gross margins?

David Chemerow - Rentrak Corporation - COO, CFO

Let me give it to you in an easier fashion because we’ve talked about it both ways. And what we said is absolutely accurate, but another way to think of it is our average gross margin in TV is approximately 50%. So the theory behind the 50% to 60% comes that as the revenues increase in TV it will dilute the existing margins which are 72% in the existing mix of AMI businesses down towards the 50% to 60% range. If you like, you can just think of it as incremental TV revenues coming in will carry approximately a 50% margin while the existing book of business has about a 70% margin. And you can do the math on that basis, so whatever number you want to project to, you can calculate out a margin that’s at least approximately in that type of range.

Brian Gagnon - Gagnon Securities - Analyst

So the answer is a whole lot higher?

David Chemerow - Rentrak Corporation - COO, CFO

Absolutely. And that’s why we said over the long term down to the 50% to 60% range.

Brian Gagnon - Gagnon Securities - Analyst

Right. All right, let’s talk about your activity and your activity levels with new customers now that the DISH data is on. What are you guys seeing?

Bill Livek - Rentrak Corporation - CEO

We’re pleased with the activity that’s occurring. The television stations are recovering from the bad recession. The political climate has helped jump start it, but at the same time businesses are attracting advertisers again and they’re back, and you can feel it when you talk to the station, television station general managers. At the same time their business model has changed out of this, as it changes periodically for all businesses. And they’re looking for a service where there’s more stability, and let’s address stability.

The television station that does about $50 million in business, in ad business, gives away $2 million of that business every year on what they call make-goods, where the schedule simply didn’t post. And what that means is they guaranteed a certain number of rating points and when the next rating book came out they didn’t meet it. So it was essentially an erosion of the profitability.

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FINAL TRANSCRIPT

Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

Because the database currency with Rentrak is stable, it has the potential of eliminating make-goods. Stations are seeing that Rentrak can help them change their business model.

Additionally, as local advertisers are becoming increasingly important, by enabling it to merge product usage information and databases of auto registration, as an example, they can change the conversation to start looking at schedules of people who have a propensity to own foreign luxury cars and US luxury cars as opposed to how many people watch that were 25 to 54. So I’m very happy, extraordinarily happy, with our acceptance in the local market. We’ll continue to show progress there and it’s a great — that’s a great segment for us, Brian, that’s all I can say.

Brian Gagnon - Gagnon Securities - Analyst

Okay, so let’s talk about ad agencies and advertisers. Can you give us some idea, are these ad agencies going to start pushing the advertisers to accept this data and are you seeing any of the advertisers starting to ask the ad agencies and wanting quantifiable metrics?

Bill Livek - Rentrak Corporation - CEO

Yes and yes. We’re hearing that all of our executives who are calling on ad agencies and advertisers, where Rentrak is starting to enter into the conversation. When we’re in meetings with advertisers they’ll ask their ad agency, “So why haven’t you bought Rentrak yet?” And the reciprocal is occurring with some progressive ad agencies where they’re going to their clients and encouraging them to integrate their segmentation systems with the Rentrak set-top box data. So that dynamic is occurring and I’m pleased with the progress over the last year.

Again, you’ll remember when I joined the Company a year ago last June, that was one of our strategic initiatives, and it’s starting to take hold.

Brian Gagnon - Gagnon Securities - Analyst

Okay, great. And lastly, who is MRI, because I just don’t know them and how is that important for you?

Bill Livek - Rentrak Corporation - CEO

MRI is Mediamark Research. Mediamark is owned by GFK, an international research company. And what they do, they measure product consumption information across all the brands that we Americans consume, across all media. Essentially there are two companies that provide that data in the US, one is Simmons and the other is MRI. Some TV networks use Simmons; some TV networks use MRI. Some agencies use Simmons and MRI together. Some use one or the other. We felt it important to have both integrated with Rentrak so that decision when we’re calling on television networks, when we’re talking about product usage information, we will use the service that they’re most comfortable in using.

It takes down another barrier and it further builds the moat around Rentrak that we’re the only company in the set-top box area that is accommodating those two uses. And essentially we have now all of the product usage information that’s gathered through research methods integrated with set-top box integration. That’s a big deal in the future.

Brian Gagnon - Gagnon Securities - Analyst

Last question. Did you announce how many networks you have now?

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FINAL TRANSCRIPT

Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

Bill Livek - Rentrak Corporation - CEO

Yes, 55.

Brian Gagnon - Gagnon Securities - Analyst

Thanks, guys.

Bill Livek - Rentrak Corporation - CEO

Thank you.

Operator

(Operator instructions). And our next question is from the line of Steve Andersons of Venator Capital Management. Please go ahead.

Steve Andersons - Venator Capital Management - Analyst

Good afternoon.

Bill Livek - Rentrak Corporation - CEO

Hello, Steve.

Steve Andersons - Venator Capital Management - Analyst

Hi. I guess it’s more of a follow-on question to the last one. But you sound like your prospecting is picking up as you brought on DISH and I realize you’ve only had a month of that. Is that what we can pull out of that very clearly?

Bill Livek - Rentrak Corporation - CEO

Yes, yes, absolutely.

Steve Andersons - Venator Capital Management - Analyst

Now what about your cycle time on closing? Have you seen — I don’t know if a month is enough to give it to you yet, but have you started to see your cycle time reduced, because you’ve always said six to nine months in the past.

Bill Livek - Rentrak Corporation - CEO

Well, the only good thing about being 56 years old is do you realize there’s certain questions you can’t answer, and this is one of them. The cycle is as long as it takes. We’re becoming more and more important, and the cycle time depends on what station group that we’re talking to and how aggressively they’re trying to change their business model. I’m pleased with what we had discussed a long time ago, over a year ago, that this is a six to nine month cycle. We work every day to try to speed that up and as we get more and more station groups, you guys know how businesses work, there’s a certain level of momentum that occurs. So we’re going to stick with the six to nine month cycle.

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FINAL TRANSCRIPT

Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

Steve Andersons - Venator Capital Management - Analyst

Okay. Who is making the decision within the station groups?

Bill Livek - Rentrak Corporation - CEO

It’s interesting. You go to the — we go to the group heads to describe what we’re doing and how it benefits the station groups in the short, the medium term and the long-term, and essentially get a hunting license there to then go into their stations and get the general managers to embrace it, to sign a contact. And then the contract either gets signed with the stations but probably more often than not with the presidents or the COO of the groups.

Steve Andersons - Venator Capital Management - Analyst

And is there — as you say you’re kind of slowly ebbing your way into a smaller number of these station groups, it seems more on a trial basis?

Bill Livek - Rentrak Corporation - CEO

I wouldn’t use the word “trial.” I would use the word that they’re getting started. No one goes 100% in with anything. I know I don’t when I’m going to buy shares in a company. As an example, and I’m sure you gentlemen do that, too, is you start looking and you examine and you see if there’s a real return on the investment and if it is as you thought it was. And I think one of our tests that you should be looking at over the next year or so is do we go deeper within the groups. And that’s a fair assessment of our progress that we go deeper and wider. And those are things that you’ll be able to see.

You can look at it in two television markets where we’re quite pleased with our progress so far, that of Columbus, Ohio and Wichita, Kansas, where we start with one client and then we get many. Fort Meyers, Florida, we start with one and then we get many. So this is a great business, the syndicated recurring revenue business, selling into a marketplace that is competitive. So if we show value, the competitive stations within the market wants it, too.

Steve Andersons - Venator Capital Management - Analyst

Now is it at the point yet where everybody knows who you are and you’re out there or are you still educating people in the process?

Bill Livek - Rentrak Corporation - CEO

I would be naive to say that everyone understood us. I think we have a great brand name and we have great brand recognition, but nothing replaces face-to-face sales calls and demonstrations with our computer system about how they can use the information. As an example, television networks, to be able to show them that over two weeks and a day the additional incremental audience that they receive by looking at the DVR playback is a big deal. Conceptually, can you describe that? Yes, and we do. But until they see the real value, it’s hard.

So we’re in the phase of sales calls and demonstration and the six to nine months is something that we think is realistic.

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FINAL TRANSCRIPT

Nov. 02. 2010 / 9:00PM, RENT - Q2 2011 Rentrak Corporation Earnings Conference Call

Steve Andersons - Venator Capital Management - Analyst

Great, thank you.

Operator

Thank you, and that does conclude the question and answer session. I would now like to turn the call back over to Mr. Livek for closing remarks.

Bill Livek - Rentrak Corporation - CEO

I would like to thank you all for participating and we look forward to talking with you all on our next quarterly call. Thank you and have a great week.

Operator

Ladies and gentlemen, this concludes the second quarter 2011Rentrak Corporation Earnings Conference call. If you’d like to listen to a replay of today’s conference, please dial 1-800-406-7325 or 303-590-3020 with the access code 4375425. ATT would like to thank you for your participation. You may now disconnect.

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